CONSENT OF BEN PARSONS

The undersigned hereby consents to the references to, and the information derived from, mineral resource estimates for the Kiaka project and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Ben Parsons
Ben Parsons, MSc, MAusIMM (CP)
Principal Consultant (Resource Geologist)

June 17, 2019